MEDIA AND MARKETING SERVICES AGREEMENT

This AGREEMENT ("Agreement") is entered into the 18th, day of August, 2020 **between Global WholeHealth Partners Corp. (OTC: GWHP) (**hereinafter referred to as the "Company"), and **Empire Associates Inc.** (hereinafter referred to as the "Consultant" or "**EMPIRE**").

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relation and media and marketing/advertising services.

EMPIRE will implement a market awareness program designed to increase awareness and visibility in the investment community through Digital Media and Marketing/Advertising campaigns. The consultant will directly or through third party vendors perform the following services:

I.SERVICES

Strategic investor relations planning with management to outline twelve (12) months outreach program • Email and SMS Digital Marketing • Digital Media and Marketing/Advertising to increase online visibility via brand-specific materials and distribution of corporate news through our proprietary opt-in subscriber base • Investor outreach via our proprietary opt-in email data bases • Investor outreach via our proprietary SMS text messaging data bases • Virtual investor kits; online information packages • Issuer-paid independent, equity analyst research reports primarily for deserving companies unable to attract traditional sell-side research.

Said media marketing/advertising will be prepared in accordance with the United States Securities and Exchange Commission's (hereafter "SEC") rules and amendments, Oct 23, 2000, regarding 17 CFR Parts, 240, 243 and 249, (Selective Disclosure and Insider Trading), Regulation FD (Fair Disclosure), 10b5-1, 10b5-2, NASD Rules 2250, 2420, 2710 and 2711, the Can-Spam Act of 2003 and any amendments thereto and all other relevant SEC regulations. All media marketing/advertising will include a Disclaimer as provided for in Article 1 above.

I. NATURE OF CONTRACT SERVICES:

a. In this Agreement the parties agree that **Global WholeHealth Partners Corp. (OTC: GWHP)** will retain consulting services of **EMPIRE** who shall render services on matters pertaining to **Global WholeHealth Partners Corp. (OTC: GWHP)**, outlining a twelve (12) month outreach program.

II.CONTRACTUAL RELATIONSHIP

In performing services under this agreement, **EMPIRE** shall operate as, and have the status of, an independent contractor and may choose at its discretion third party contractors it deems appropriate in order to perform its services contemplated herein. **EMPIRE** agrees that all information disclosed to it about the **Global WholeHealth Partners Corp.** products, processes and services are the sole property of **Global WholeHealth Partners Corp.**, and it will not assert any rights of any confidential or proprietary information or material, nor will it directly or indirectly, except as required in the conduct of its duties.

III.COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both **Global WholeHealth Partners Corp.** and **EMPIRE** in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of **Global WholeHealth Partners Corp., EMPIRE** proposes the following compensation terms:

FORM OF PAYMENT

a. Payment to **Empire Associates, Inc.** will be 75,000 free trading shares payable by **(Global WholeHealth Partners Corp.)** upon receipt of a fully executed original of this Media and Marketing/Advertising Agreement from **Empire Associates, Inc.** for its media marketing/advertising, promotion and/or other investor awareness campaign(s) to be undertaken for the term herein provided for.

TERM

b. This Agreement shall become effective on the date set forth above ("Commencement Date") and shall continue for a term of **twelve (12) months beginning 08/18/2020 and ending 08/18/2021**, specifically subject to prior termination as herein provided **(Global WholeHealth Partners Corp.)** acknowledges the obligation to protect the confidential nature of the information received prior to such termination and that it shall survive the termination of this Agreement.

IV.PRIOR RESTRICTION

EMPIRE represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder **EMPIRE** from performing the services on behalf of the Company that **EMPIRE** is herein agreeing to perform. Neither **EMPIRE** nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

V.CONFIDENTIALITY

Except as required by law or court order, **EMPIRE** will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to **EMPIRE** or which hereinafter may become known to **EMPIRE** and **EMPIRE** shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission **Global WholeHealth Partners Corp.** For purposes of this Agreement, "trade secrets or confidential or proprietary information" includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

EMPIRE shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for **Global WholeHealth Partners Corp.** during our contractual engagement.

VI.GOVERNING LAW; VENUE; DEFAULT

6.1 This Agreement shall be governed by the laws of the state of **Florida**, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in **Florida**. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non convenience.

6.2 In the event that **EMPIRE** commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel **EMPIRE** to comply with, or restrain **EMPIRE** from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare **EMPIRE** in default hereunder and to terminate this Agreement and any further payments hereunder. **EMPIRE** agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions

and/or misstatements by **EMPIRE**, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with **EMPIRE** performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

6.3 Since **EMPIRE** must at all times rely upon the accuracy and completeness of information supplied to it by the Company's officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend **EMPIRE**, its officers, agents, and employees at the Company's expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to **EMPIRE** (or any material omission by the Company that caused such supplied information to be materially misleading).

VII.SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

VIII. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal offices and in the case of **EMPIRE**, be mailed to **EMPIRE**, 4417 13th Street Suite 137, Saint Cloud, FL 34769..

IX.MISCELLANEOUS

9.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

9.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

9.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, shall be given the same legal force and effect as original signatures.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

EMPIRE	**Global WholeHealth Partners Corp.**
By: *Jamie Yafa*	By: [signature]
Mr. Jamie Yafa, President	Mr. President